UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2017

EVINE Live Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-37495	41-1673770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6740 Shady Oak Road,

Eden Prairie, Minnesota 55344-3433

(Address of principal executive offices)

(952) 943-6000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

On August 30, 2017, we issued a press release announcing our entry into two agreements to sell the assets of our sole television broadcast station, WWDP(TV), Norwell, Massachusetts (the “Station”). The press release is furnished herewith as Exhibit 99.1.

The information set forth in Item 7.01 of this Current Report on Form 8-K is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section. The information set forth in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, regardless of any general incorporation language in such filing.

Item 8.01.	Other Events

On August 28, 2017, we entered into a Channel Sharing and Facilities Agreement (the “Channel Sharing Agreement”) with NRJ Boston OpCo, LLC and NRJ TV Boston License Co., LLC (collectively, “NRJ”) to allow NRJ to operate its local Boston television station on one-third of the spectrum used in the operation of the Station in perpetuity. The total consideration payable to our company under the Channel Sharing Agreement is $3.5 million, with $2.5 million being payable upon grant of a required construction permit by the Federal Communications Commission and the balance being payable upon the closing of a sale of substantially all of the assets used by us in the operation of the Station or the transfer of the equipment necessary for channel sharing among our company and NRJ to a newly formed entity.

On August 28, 2017, we also agreed to sell substantially all of the assets primarily related to the Station to affiliates of WRNN-TV Associates Limited Partnership (“Buyers”) pursuant to an Asset Purchase Agreement. The purchase price for the Station’s assets is $10.0 million in cash, subject to an escrow holdback of $1.0 million, which is payable to our company when the Station is being carried by certain designated carriers at or following the closing of the transaction. The escrow holdback is payable back to the Buyers in monthly installments beginning approximately 14 months after the closing if the Station is not being carried by certain designated carriers. The purchase agreement includes customary representations, warranties, covenants and indemnification obligations of the parties. The sale of assets pursuant to the purchase agreement is expected to close in the fourth quarter of fiscal 2017 or the first quarter of fiscal 2018 following receipt of specified regulatory approvals from the FCC and satisfaction of the other closing conditions in the purchase agreement.

We plan to use the proceeds received from the transactions to pay in full the remaining amounts due under our term loan with GACP Finance Co., LLC, with the remaining proceeds used for general working capital purposes. The closing of the transactions are expected to have a $3.5 million to $4.5 million nonrecurring benefit to our net income that may be spread over multiple quarters in fiscal 2017 and fiscal 2018, which includes the reversal of a deferred tax liability, the recognition of a potential gain on the sale of the Station assets and the subsequent extinguishment of high interest debt.

Forward-Looking Statements

This Form 8-K contains statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about the closing of the transactions described herein, the use of the proceeds, financial prospects, economic conditions, trends, and outcomes of, and the timing for, transactions, and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors, including the ability to obtain regulatory approvals or secure key carriage confirmations.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press Release dated August 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: August 30, 2017	EVINE Live Inc.

	By:	/s/ Andrea M. Fike
Andrea M. Fike
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 30, 2017.